Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

LIQTECH INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	—	(1)	(1)	(2)	$92.70 per $1,000,000	—	—	—	—	—
	Equity	Preferred Stock, par value $0.001 per share	—	(3)	(3)	(2)	$92.70 per $1,000,000	—	—	—	—	—
	Equity	Warrants	—	(4)	(4)	(2)	$92.70 per $1,000,000	—	—	—	—	—
	Unallocated Universal Shelf	—	457(o)	—	—	$100,000,000	$92.70 per $1,000,000	$9,270 (5)	—	—	—	—

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(1)	—	$92.70 per $1,000,000	$9,270 (5)	—	—	—	$9,270 (6)

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$100,000,000		$9,270
	Total Fees Previously Paid							$9,270 (6)
	Total Fee Offsets							$0
	Net Fee Due							$0 (6)

(1)

An indeterminate aggregate initial offering price or number of shares of common stock is being registered as may be issued at indeterminate prices from time to time with an aggregate initial offering price not to exceed $100,000,000.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(3)

An indeterminate aggregate initial offering price or number of warrants is being registered as may be issued at indeterminate prices from time to time with an aggregate initial offering price not to exceed $100,000,000.

(4)

An indeterminate aggregate initial offering price or number of shares of preferred stock is being registered as may be issued at indeterminate prices from time to time with an aggregate initial offering price not to exceed $100,000,000.

(5)	Calculated in accordance with Rule 457(o) under the Securities Act.

(6)

In connection with its filing of a registration statement on Form S-3 (File No. 333-262604) on February 9, 2022 (the “Original S-3”), LiqTech International Inc. paid a filing fee of $9,270. This pre-effective amendment to the Original S-3 does not increase the maximum aggregate offering price, and thus no additional filing fee is due.